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                                                                    EXHIBIT 11.1

                           AUREAL SEMICONDUCTOR INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       FISCAL YEAR
                                                           ------------------------------------
                                                             1996         1995          1994
                                                           --------     ---------     ---------
Weighted average common shares outstanding for the year
  and shares used in primary earnings per share
  calculation............................................    33,344        20,000        13,859
                                                           --------     ---------     ---------

Earnings (loss) used in per share calculations from:
  Continuing operations..................................  $(17,020)    $(103,833)    $(157,956)
  Discontinued operations................................        --            --        (8,501)
  Extraordinary item.....................................        --            --       131,329
                                                           --------     ---------     ---------
                                                           $(17,020)    $(103,833)    $ (35,128)
                                                           ========     =========     =========

Earnings (loss) per share and equivalent shares from:
  Continuing operations..................................  $  (0.51)    $   (5.19)    $   11.40)
  Discontinued operations................................        --            --         (0.61)
  Extraordinary item.....................................        --            --          9.48
                                                           --------     ---------     ---------
                                                           $  (0.51)    $   (5.19)    $   (2.53)
                                                           ========     =========     =========

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NOTE: Primary earnings (loss) per share is based upon weighted average common and common equivalent shares outstanding during the period. Equivalent shares are calculated using the treasury stock method and consist of outstanding stock options that have a dilutive effect on earnings per share. No stock option information was incorporated into the calculations for any fiscal year presented as, due to the net losses, any affect would be anti-dilutive.